                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                  (Amendment No.  )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[ X ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-1

                             Corvas International, Inc.
       --------------------------------------------------------------------
                (Named of Registrant as Specified In Its Charter)

                      Management of Corvas International, Inc.
       --------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[  ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

              --------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

              --------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (1)

              --------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

              --------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
                                   --------------------------------------------

         2) Form, Schedule or Registration Statement No.:
                                                         ----------------------


         3) Filing Party:
                          ------------------------------------------------------


         4) Date Filed:
                        --------------------------------------------------------

                                    [LOGO]


                            3030 Science Park Road
                          San Diego, California 92121
                                (619) 455-9800



                                                                  April 15, 1997

Dear Stockholder:

    The Annual Meeting of Stockholders will be held on Thursday, May 15, 1997, at 2:00 p.m. at the Sheraton Grande Torrey Pines located at 10950 North Torrey Pines Road, La Jolla, California.

    The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

    After reading the Proxy Statement, please complete, date, sign and return, at an early date, the enclosed Proxy in the enclosed postage-prepaid envelope. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU RETURN THE ENCLOSED PROXY TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. Any stockholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the meeting or by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date.

    A copy of the Company's Annual Report to Stockholders is also enclosed.

    The Board of Directors and Management look forward to seeing you at the meeting.


                                       Sincerely yours,





                                       RANDALL E. WOODS
                                       President and Chief Executive Officer

                          CORVAS INTERNATIONAL, INC.


                              ------------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997

         Notice is hereby given that the Annual Meeting of Stockholders of Corvas International, Inc., (the "Company") will be held at the Sheraton Grande Torrey Pines located at 10950 North Torrey Pines Road, La Jolla, California, on May 15, 1997, 2:00 p.m., for the following purposes:

    1. To elect three directors to hold office until the 2000 Annual Meeting of Stockholders.

    2. To ratify KPMG Peat Marwick as the Company's independent public accountants for 1997.

    3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

         The Board of Directors has fixed the close of business on March 17, 1997, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A COMPLETE LIST OF STOCKHOLDERS ENTITLED TO VOTE WILL BE AVAILABLE AT THE CORPORATE SECRETARY'S OFFICE, 3030 SCIENCE PARK ROAD, SAN DIEGO, CALIFORNIA, FOR TEN DAYS BEFORE THE MEETING.

         ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                  By Order of the Board of Directors,




                                  JOHN E. CRAWFORD
                                  Executive Vice President,
                                  Chief Financial Officer
                                  and Corporate Secretary

San Diego, California
April 15, 1997

                              CORVAS INTERNATIONAL, INC.
                                   ----------------

                                   PROXY STATEMENT
                                    -------------




                    INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Corvas International, Inc., a Delaware corporation (the "Company" or "Corvas"), for use at the Annual Meeting of Stockholders to be held on May 15, 1997, at 2:00 p.m. (the "Annual Meeting"), or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Sheraton Grande Torrey Pines located at 10950 Torrey Pines Road, La Jolla, California. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 15, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of the Company's Common and Series A and B Preferred Stock at the close of business on March 17, 1997, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 17, 1997, the Company had outstanding and entitled to vote 13,827,079 shares of Common Stock, 1,000,000 shares of Series A Preferred Stock and 250,000 shares of Series B Preferred Stock. Each holder of record of Common Stock, Series A Preferred Stock and Series B Preferred Stock on March 17, 1997 will be entitled to one vote for each share held on all matters to be voted upon.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3030 Science Park Road, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than December 16, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.


                                     PROPOSAL ONE

                                ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of nine members. Walter De Logi resigned from the Board of Directors on April 3, 1996 and David S. Kabakoff, Ph.D., resigned from the Board of Directors on February 20, 1997, at which time the number of authorized directors was reduced from ten to nine. There are three directors in the class whose term of office expires in 1997. All three of the nominees for election are currently directors of the Company. Michael Sorell, M.D. and Nicole Vitullo were appointed by the Board in April 1996 to fill vacancies due to the resignation of Walter De Logi and an increase in the number of seats on the Board of Directors. John H. Fried, Ph.D. was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the annual meeting to be held in the year 2000, and until his/her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. All three persons nominated for election have agreed to serve if elected, and management has no reason to believe that any of the nominees will be unable to serve.

    The Company's executive officers and directors (and entities affiliated with them), in the aggregate, own approximately 19.8% of the Company's voting stock. These stockholders will be able to influence significantly the election of the Board of Directors.

    Set forth below is biographical information for all persons nominated and for each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM
EXPIRING AT THE 2000 ANNUAL MEETING (CLASS II)

    JOHN H. FRIED, PH.D. Dr. Fried, age 67, was elected as Chairman of the Board in February 1997, and has been a director of the Company since May 1992. Since March 1992, he has been President of Fried & Company, Inc., a biopharmaceutical consulting firm. Dr. Fried served in various executive capacities at Syntex Corporation ("Syntex"), a pharmaceutical company, from April 1964 to March 1992. He served as President of Syntex Research from 1976 to March 1992, Senior Vice President of Syntex from 1981 to 1985, and Vice Chairman from 1985 to January 1993. Dr. Fried is also Chairman of the Board of Alexion Pharmaceuticals, Inc.

    MICHAEL SORELL, M.D. Dr. Sorell, age 49, was appointed a director in April 1996. Since March 1996, he has been the Managing Partner of MS Capital, LLC, an advisement firm based in New York. From July 1986 to February 1992, he was associated with Morgan Stanley & Co. ("Morgan Stanley"), an investment banking firm, in various capacities, the last being Principal. From March 1992 to July 1994, he was a partner in a joint venture with Essex Investment Management of Boston, an investment management firm. In August 1994, he rejoined Morgan Stanley as the emerging growth strategist and principal where he served until February 1996. Prior to that, he was on staff at Memorial Sloan-Kettering Cancer Center and worked in clinical development at Schering-Plough Corporation, a pharmaceutical company. Dr. Sorell also serves on the Board of Directors of Dynagen, Inc.

    NICOLE VITULLO. Ms. Vitullo, age 39, was appointed a director in April 1996. She has been a Vice President since November 1992, and a Senior Vice President since November 1996, with Rothschild Asset Management, Inc., which manages two publicly traded funds, International Biotechnology Trust ("IBT") and Biotechnology Investments, Limited. She served as Director of Corporate Communications at Cephalon, Inc., a neuropharmaceutical company, from July 1991 to November 1992. Prior to that, she was Manager, Healthcare Investments at Eastman Kodak Company. She also serves on the Boards of Directors of Cytel Corporation, Anergen, Inc. and Cadus Pharmaceuticals Corporation.

             MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.


                            BOARD OF DIRECTORS INFORMATION

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING (CLASS III)

    THOMAS S. EDGINGTON, M.D. Dr. Edgington, age 65, a founder of Corvas, has been a director since May 1987 and served as Chairman of the Board from that time until February 1991. He is a Member of The Scripps Research Institute ("Scripps"), with which he has been affiliated since 1965. Since 1968, Dr. Edgington has also been adjunct Professor of Pathology at the University of California, San Diego, and, from 1968 to 1974, he was the head of the Department of Pathology and Laboratory Medicine which he founded at Scripps. He has been Vice President for Research, Chairman of the National Research Committee and a member of the Board of Directors of the American Heart Association. He was a member of the Board of Directors and the Past-President of the Federation of American Societies for Experimental Biology.

    THEODOR H. HEINRICHS. Mr. Heinrichs, age 70, joined the Board of Directors in February 1988. He also served as Chief Executive Officer and Chairman of the Board from February 1991 through November 1991 and January 1996, respectively. Mr. Heinrichs is a general partner with
                                          3

Hambrecht & Quist Life Science Venture Partners ("H&Q LSV"), a venture capital firm, with whom he was been affiliated since 1985. Mr. Heinrichs served as Chairman of the Board of Directors of Telios Pharmaceuticals, Inc. ("Telios"), a biotechnology company, from January until June 1994. Telios filed for protection under Chapter 11 in the Federal Bankruptcy Court in January 1995 and was subsequently acquired by INTEGRA, L.S. Mr. Heinrichs also served as Chief Executive Officer of Canji, Inc. ("Canji"), a biopharmaceutical company, from its inception through March 1993, and was Chairman of the Board until March 1995. Canji was acquired by Schering-Plough Corporation in 1996.

    M. BLAKE INGLE, PH.D. Dr. Ingle, age 54, was elected a director in January 1994. Dr. Ingle was the President and Chief Executive Officer of Canji from March 1993 to February 1996, when it was acquired by Schering-Plough. Prior to that, he was employed in a variety of capacities with the IMCERA Group, Inc., a healthcare company, consisting of Mallinckrodt Medical, Mallinckrodt Specialty Chemicals and Pitman Moore, from 1980 to 1993, most recently serving as President/Chief Executive Officer. Dr. Ingle was a director of Telios and was its Chief Executive Officer from December 1994 to January 1995. He currently serves on the Boards of Director for Synbiotics Corporation and Vical, Inc. and as a member of the Board of Trustees at La Jolla Cancer Research Foundation.

    RANDALL E. WOODS. Mr. Woods, age 45, was appointed President and Chief Executive Officer and elected a director of Corvas in May 1996. Prior to joining Corvas, Mr. Woods served as President of the U.S. Operations, Boehringer Mannheim Pharmaceuticals Corporation, a pharmaceutical company, from March 1994 to March 1996, and was Vice President of Marketing and Sales from December 1993 to March 1994. From 1973 to December 1993, he served in various capacities at Eli Lilly and Company ("Eli Lilly"), a pharmaceutical company, where he was most recently responsible for the marketing of hospital products. Mr. Woods received an M.B.A. degree from Western Michigan University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING (CLASS I)

    GERARD VAN ACKER. Mr. Van Acker, age 53, has been a director since March 1991. Mr. Van Acker has been President and Chief Executive Officer of Gewestelijke Investeringsmaatschappij voor Vlaanderen, N.V. (The Investment Company for Flanders) ("GIMV"), based in Antwerp, Belgium, since founding it in 1980. He was a co-founder and the first President of Plant Genetic Systems, N.V. ("Plant Genetic Systems"), (who, along with its affiliates, PGS International, N.V., a Netherlands corporation ("PGS International Netherlands") and PGS International, N.V., a Belgium corporation ("PGS International Belgium") are collectively referred to herein as "PGS"). Since October 1989 Mr. Van Acker has also been a director of BARCO, N.V.

    W. LEIGH THOMPSON, JR., M.D., PH.D. Dr. Thompson, age 58, was appointed a director in January 1996. Dr. Thompson retired in December 1994 as Chief Scientific Officer of Eli Lilly, where he had served in various capacities since 1982. He has served as the President and Chief Executive Officer of Profound Quality Resources, Ltd., a consulting company, since January 1995 and serves on the Boards of Directors for GeneMedicine, Inc., Chrysalis International Corporation (formerly DNX Corporation), Guilford Pharmaceuticals, Inc., Orphan Medical, Inc., Ergo Sciences Corporation, La Jolla Pharmaceuticals, Medarex, Inc. and BAS, Inc.

    Mr. Van Acker was nominated for election as a director in accordance with an agreement among the Company, GIMV and PGS entered into in March 1991 under which the Company issued shares of preferred stock (subsequently converted to Common Stock) to GIMV and PGS. Pursuant to such agreement, the Company has agreed that, for as long as the holders of such shares of stock hold not less than 10% of the voting power of the Company, it will nominate for election to the Board of Directors the number of persons designated by such holders that they would be entitled to elect under cumulative voting.


EXECUTIVE OFFICERS

    Set forth below is information regarding the executive officers of the Company as of March 17, 1997.

   Name                       Age                        Position
   ----                       ---                        --------

Randall E. Woods              45                 President and Chief Executive
                                                 Officer

John E. Crawford              42                 Executive Vice President, Chief
                                                 Financial Officer and
                                                 Corporate Secretary

William C. Ripka, Ph.D.       57                 Senior Vice President,
                                                 Chemical Research

George P. Vlasuk, Ph.D.       41                 Executive Vice President,
                                                 Research and Development


BACKGROUND OF EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    JOHN E. CRAWFORD. Mr. Crawford, a founder of Corvas, has been Chief Financial Officer since the Company's organization in May 1987, Executive Vice President since April 1989 and Secretary since March 1991. Mr. Crawford also served as President from May 1987 to April 1989, Chief Operating Officer from April 1989 to February 1991, Secretary from May 1987 to June 1989 and as a director from May 1987 to March 1991. Mr. Crawford received an M.B.A. from the University of Chicago Graduate School of Business.

    WILLIAM C. RIPKA, PH.D. Dr. Ripka joined Corvas in May 1990 as Vice President, Pharmaceutical Research. In January 1995, Dr. Ripka was promoted to Senior Vice President, Chemical Research. Prior to joining Corvas, he was employed for twenty-four years by E.I. duPont de Nemours & Co. in various research positions, most recently as Research Fellow and Supervisor of Drug Design and Molecular Modeling. Dr. Ripka received his Ph.D. in physical organic chemistry from the University of Illinois.

    GEORGE P. VLASUK, PH.D. Dr. Vlasuk joined Corvas in August 1991 as Director, Molecular Pharmacology. He served as Executive Director, Molecular Pharmacology from July 1993 to January 1995, and from January 1995 to September 1996 as Vice President, Biological Research. In September 1996, Dr. Vlasuk was promoted to Executive Vice President, Research and Development. Before joining Corvas, he was employed for six years at Merck Sharp & Dohme Research Laboratories, most recently as Associate Director of Hematology Research. Dr. Vlasuk received his Ph.D. in biochemistry from Kent State University.

COMMITTEES AND MEETINGS OF THE BOARD

    During the fiscal year ended December 31, 1996, the Board of Directors held eight meetings and took action by unanimous written consent without a meeting on two other occasions during such fiscal year. The Company has three standing committees of the Board of Directors: an Executive Committee, a Compensation and Stock Option Committee and an Audit Committee. The Company does not have a standing Nominating Committee.

    In 1996, the Executive Committee consisted of Dr. Kabakoff as Chairman, Dr. Edgington and Mr. Heinrichs (who resigned in January 1996), Dr. Ingle (who was appointed in January 1996) and Mr. Woods (who was appointed in May 1996). Following Dr. Kabakoff's resignation from the Board on February 20, 1997, an action was taken by the Board to reconstitute the Committee to consist of Dr. Fried, Dr. Ingle and Mr. Woods. The Executive Committee is authorized to exercise the full authority of the Board of Directors except with respect to (i) those matters not permitted by the Delaware General Corporation Law to be delegated to any committee, (ii) approval of obligations of the Company in amounts greater than $100,000, (iii) approval of annual operating plans, business plans and major strategic decisions and (iv) approval of other major transactions such as corporate partnerships or financing plans. The Executive Committee did not hold any meetings during 1996.

    For the period of January 1, 1996, through April 3, 1996, the Compensation and Stock Option Committee consisted of Mr. Heinrichs, as Chairman, Dr. Fried and Mr. Van Acker. On April 3, 1996, Ms. Vitullo was appointed to the Committee to replace Mr. Van Acker. On February 21, 1997, Dr. Fried and Mr. Heinrichs resigned, Dr. Thompson was appointed to the Committee and Ms. Vitullo became Chairwoman. The Compensation and Stock Option Committee is authorized to exercise all powers and authority of the Board of Directors in all compensation matters, including the establishment of rates of salary, bonuses, retirement and other compensation for all directors, officers and such other personnel of the Company as the Board of Directors may from time to time designate. It also exercises the authority of the Board of Directors in the administration of the Company's 1991 Incentive and Compensation Plan and its Employee Stock Purchase Plan. The Compensation and Stock Option Committee held four meetings during 1996.

    From January 1, 1996 through April 3, 1996, the Audit Committee consisted of Dr. De Logi, as Chairman, Dr. Edgington and Dr. Ingle. Since April 3, 1996, the Audit Committee has been comprised of Mr. Van Acker, Chairman, Dr. Sorell and Dr. Ingle. The Audit Committee oversees the Company's accounting and financial reporting policies, makes recommendations to the Board of Directors regarding appointment of independent accountants, reviews with the independent accountants the accounting principles and practices followed by the Company and the adequacy thereof, reviews the Company's annual audit and financial results and any material change in accounting principles, policies and procedures and makes recommendations to the Board of Directors with regard to any of the preceding. The Audit Committee held two meetings during 1996.

    During the fiscal year ended December 31, 1996, all directors attended at least 75% of the aggregate of the Board of Directors meetings held while they were serving as directors and at least 75% of the aggregate of the Committee meetings in which they were entitled to participate, except for Dr. Sorell, who attended 70% of the aggregate of the Board and committee meetings in which he was entitled to participate.


COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Heinrichs, who served on the Compensation and Stock Option Committee of the Board until February 21, 1997, also served as Chief Executive Officer of the Company from February 1991 to November 1991.

                                     PROPOSAL TWO

                    RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG Peat Marwick LLP ("KPMG Peat Marwick") as the Company's independent auditors for the year ending December 31, 1997, subject to ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick has audited the Company's financial statements since the Company's inception in March 1987. Representatives of KPMG Peat Marwick are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of KPMG Peat Marwick as the Company's independent public accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of KPMG Peat Marwick. The Company's executive officers and directors (and entities affiliated with them), in the aggregate, own approximately 19.8% of the Company's voting stock. These stockholders will be able to influence significantly the passage of this proposal.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO.


                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

5% STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of the Company's stock as of March 17, 1997 by each stockholder known by the Company to be the beneficial owner of more than 5% of a class of the Company's voting securities. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,077,079 combined shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock outstanding on an as-converted basis adjusted as required by rules promulgated by the Securities and Exchange Commission ("SEC"). Ownership information is based upon information furnished by the respective entities, including any Schedule 13D or 13G.

                                                  SHARES          PERCENTAGE
                                               BENEFICIALLY      BENEFICIALLY
 BENEFICIAL OWNER                                  OWNED             OWNED
 ----------------                                 ------            ------

Rothschild Asset Management Ltd.
International Biotechnology Trust plc (1).........2,800,000          17.0%
    Five Arrows House
    St. Swithin's Lane
    London EC4N 8NR
    England

Wanger Asset Management, L.P.
227 West Monroe, Suite 3000
Chicago, IL  60606-5016
    AKKAD (Acorn Fund) (2).......................1,600,000           10.1%
    c/o State Street Bank & Trust
    225 Franklin Street
    Boston, Massachusetts  02110

Hoechst Schering AgrEvo GmbH
    AgrEvo/Hoechst AG
    6230 Frankfurt-am-Main
    Germany
      PGS International N.V.(3)..................1,334,793           8.9%
      Prins Hendriklaan 20
      1075 BC Amsterdam, The Netherlands

Schering Corporation(4)...........................1,250,000          8.3%
2000 Galloping Hill Road
Kenilworth, New Jersey  07033

GIMV, N.V.(5).....................................1,142,857          7.6%
Karel Oomsstraat 37
2018 Antwerp, Belgium

T. Rowe Price Associates, Inc.(6).................1,130,000          7.5%
100 East Pratt St.
Baltimore, Maryland 21202

---------------------
(1) Includes 1,400,000 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days. Ms. Vitullo is a Senior Vice President of Rothschild Asset Management, Inc., an affiliate of Rothschild Asset Management, Ltd., which manages the IBT fund, and disclaims beneficial ownership of such shares owned by IBT.

(2) Includes 800,000 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days.

(3) PGS International Netherlands was acquired by Hoechst Schering AgrEvo GmbH, which shares voting and dispository rights to all 1,334,793 shares with PGS International Netherlands. PGS International Belgium, a subsidiary of PGS International Netherlands, holds 300,000 of those shares in its name and 1,034,793 shares are held in the name of Chelsea, N.V., a subsidiary of Plant Genetic Systems which is a subsidiary of PGS International Belgium.

(4) Includes 1,000,000 shares of Series A Convertible Preferred Stock and 250,000 shares of Series B Convertible Preferred Stock, on an as-converted basis.

(5) Held by a subsidiary, Take Off Fonds, N.V. Mr. Van Acker is the President and Chief Executive Officer of GIMV and disclaims beneficial ownership of these shares.

(6) These securities are owned by various individual and institutional investors, including T. Rowe Price New Horizons Funds, Inc., which owns 900,000 shares, for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.


DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 17, 1997 by (i) each director and nominee for director, (ii) each of the Named Executive Officers, and (iii) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Applicable percentages are based on 15,077,079 shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock outstanding on an as-converted basis adjusted as required by rules promulgated by the Commission. Ownership information is based upon information furnished by the respective individuals, including any filings under Section 16 of the Exchange Act.

                                                    SHARES          PERCENTAGE
                                                 BENEFICIALLY      BENEFICIALLY
DIRECTORS:                                          OWNED             OWNED
----------                                          ------           ------

Nicole Vitullo(1)................................ 2,800,000          17.0%

Gerard Van Acker(2).............................. 1,161,071           7.7%

Thomas S. Edgington, M.D.(3).....................   311,418           2.1%

John H. Fried, Ph.D.(4)..........................    44,750              *

Theodor H. Heinrichs(5)..........................    32,572              *

M. Blake Ingle, Ph.D.(6).........................    18,500              *

W. Leigh Thompson, Jr., M.D., Ph.D.(7)...........     1,250              *

Michael Sorell, M.D..............................        --             --


                                                    SHARES        PERCENTAGE
                                                  BENEFICIALLY   BENEFICIALLY
EXECUTIVE OFFICERS:                                  OWNED           OWNED
-------------------                                 ------           ------

David S. Kabakoff, Ph.D.(8) .....................   266,722           1.8%

John E. Crawford(9)..............................   219,421           1.5%

Randall E. Woods(10).............................    82,250              *

William C. Ripka, Ph.D.(11)......................    75,802              *

George P. Vlasuk, Ph.D.(12)......................    56,025              *

Donald E. Picker, Ph.D.(13)......................        --             --

Howard R. Soule, Ph.D.(14).......................        --             --

All directors and officers as
group (15 persons)(15)........................... 5,069,781          29.8%

--------------------
* Less than 1%.

(1) Includes 1,400,000 shares of Common Stock and 1,400,000 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days owned by IBT. Ms. Vitullo is a Senior Vice President of Rothschild Asset Management, Inc., an affiliate of Rothschild Asset Management, Ltd., which manages the IBT fund. Ms. Vitullo disclaims beneficial ownership of such shares owned by IBT.

(2) Includes 18,214 shares of Common Stock issuable upon exercise of options exercisable within 60 days and 1,142,857 shares beneficially owned by GIMV, of which Mr. Van Acker is the President and Chief Executive Officer. Mr. Van Acker disclaims beneficial ownership of such shares beneficially owned by GIMV.

(3) Includes 55,704 shares of Common Stock issuable upon exercise of options exercisable within 60 days. Also includes 255,714 shares held in a trust for which Dr. Edgington is both a trustee and a beneficiary.

(4) Includes 39,750 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

(5) Includes 23,928 shares of Common Stock issuable upon exercise of options exercisable within 60 days and 4,439 shares of Common Stock beneficially owned by Hambrecht & Quist Group. Mr. Heinrichs is a general partner of H&Q LSV, an investment fund of Hambrecht & Quist Group, and disclaims beneficial ownership of such shares beneficially owned by Hambrecht & Quist Group.

(6) Includes 7,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

(7) Represents 1,250 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

(8) Includes 4,000 shares of Common Stock held in a trust by Dr. Kabakoff's spouse as custodian for his minor children, and 129,758 shares issuable upon exercise of options exercisable within 60 days. Dr. Kabakoff resigned as President and Chief Executive Officer of the Company effective May 1, 1996 and as Chairman of the Board on February 20, 1997.

(9) Includes 159,928 shares of Common Stock held in a trust for which Mr. Crawford is both a trustee and a beneficiary and 59,373 shares issuable upon exercise of options exercisable within 60 days.

(10) Includes 81,250 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

(11) Represents 75,802 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

(12) Includes 53,882 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

(13) Dr. Picker resigned from the Company and as of the date of his resignation, he owned no Corvas stock.

(14) Dr. Soule resigned from the Company on December 31, 1996, and as of March 17, 1997 he owned no Corvas stock.

(15) Includes 1,946,411 shares of Common Stock issuable upon exercise of warrants and options exercisable within 60 days. See notes (1) through
       (12) above.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the directors and officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities ("Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of Corvas Common Stock. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates during 1996.

    To the Company's knowledge, all of these requirements were satisfied for fiscal year 1996.


                                EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Members of the Board of Directors generally do not receive compensation for service as directors or for service as members of any committee of the Board, except as noted. Dr. Edgington received annual compensation of $36,000 for service as a non-employee member of the Executive Committee in 1996, and continued to receive that rate of compensation until completion of his service on the Executive Committee on February 20, 1997. Dr. Ingle, Dr. Sorell and Dr. Thompson currently receive compensation at the rate of $12,000 per year for service as outside directors unaffiliated with any principal stockholder. Until February 21, 1997, Dr. Fried also received compensation of $12,000 annually for service as an outside director unaffiliated with any principal stockholder. Currently, Dr. Fried is compensated at the rate of $30,000 per year for service as Chairman of the Board unaffiliated with any principal stockholder. The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

    In addition, directors have received, and will receive in the future, stock options under the Company's equity incentive plans or otherwise. Under the 1991 Incentive and Compensation Plan (the "1991 Plan"), each non-employee director of the Company receives a non-discretionary stock option grant of 5,000 shares annually at an exercise price of 85% of the fair market value of the Common Stock on the date of the grant. Options granted to the non-employee directors under the 1991 Plan are not intended by the Company to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), nor do they disqualify the members of the Compensation and Stock Option Committee as "disinterested directors." Upon being named Chairman of the Board, on February 21, 1997, Dr. Fried was granted stock options for 25,000 shares of the Company's Common Stock, at an exercise price of 100% of the fair market value of the Common Stock on the date of the grant. The options have a maximum term of 10 years from the grant date, subject to earlier termination upon Dr. Fried's termination of service with the Company, and vest over a four year period, 25% on the first anniversary date of the grant and 6.25% each quarter thereafter until fully vested.

    Pursuant to an agreement executed in 1988, Dr. Edgington received $24,000 for scientific consulting services rendered to the Company through September 1996, when the agreement was terminated by the parties.

    In June 1992, the Company entered into a consulting agreement with Dr. Fried pursuant to which Dr. Fried received fees of $12,000 annually for scientific services rendered to the Company. The agreement was terminated effective February 21, 1997, upon Dr. Fried's appointment as Chairman of the Board.

    On May 1, 1996, the Company entered into a Consulting Agreement with Dr. Kabakoff pursuant to which Dr. Kabakoff received a fee of $8,500 for scientific services rendered to the Company, and for his service as interim President and Chief Executive Officer until Mr. Woods was appointed President and Chief Executive Officer of the Company. Under the agreement, Dr. Kabakoff will continue to serve as a consultant and on the Board of Directors and, as consideration for performing such service after July 1, 1996, Dr. Kabakoff's previously granted stock options will continue to vest during the term of the agreement. Dr. Kabakoff resigned as Chairman of the Board on February 20, 1997, and effective that date, the Consulting Agreement was amended whereby the agreement will terminate December 31, 1998.

    On May 1, 1996, the Company entered into a consulting agreement with Mr. Heinrichs pursuant to which Mr. Heinrichs presently receives fees of $12,000 annually for consulting services rendered to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

                              SUMMARY COMPENSATION TABLE

The following table sets forth for the years ended December 31, 1996, 1995 and 1994, compensation awarded, or paid to and earned by, the Company's Chief Executive Officer, the Company's former Chief Executive Officer, and the three other most highly compensated executive officers at December 31, 1996 (which were the only persons meeting the requirements to appear in the table), and three other executives who left the Company in 1996 (and would otherwise have been an officer named in the table below), whose salary and bonus were in excess of $100,000 for services rendered to the Company during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers"). Officers serve at the discretion of the Board of Directors, subject to existing employment agreements for Messrs. Woods and Crawford, and Drs. Vlasuk and Ripka. See "Employment and Consulting Agreements."

                                                                          Long-Term
                                            Annual Compensation           Compensation Awards
                                             --------------------         -------------------
        (a)                        (b)        (c)          (d)         (g)            (i)
                                                                    Shares
     Name and                                                      Underlying     All Other
     Principal                             Salary(1)       Bonus   Options(2)   Compensation(3)
     Position                      Year        ($)          ($)         (#)           ($)
     --------                      ----    ---------       -----    ---------    ---------------
Randall E. Woods(4)                1996      192,000       6,025      375,000      88,447
President & Chief

                                      12



Executive Officer

William C. Ripka, Ph.D.            1996      170,000         -0-       45,000       5,412
Senior Vice President              1995      165,000         -0-       68,000       4,694
Chemical Research                  1994      160,000      12,000       25,000       4,732

George P. Vlasuk, Ph.D.(5)         1996      162,872         -0-      120,000       1,111
Executive Vice President           1995      130,160         -0-       63,257         843
Research & Development

John E. Crawford                   1996      137,000      10,000       30,000       2,820
Executive Vice President           1995      129,000         -0-       85,000       2,725
& Chief Financial Officer          1994      125,000      12,000       35,000       2,637

David S. Kabakoff, Ph.D.(6)        1996      109,000      20,000       50,000      10,340
Former President and               1995      212,000         -0-      164,285       3,971
Chief Executive Officer            1994      205,000      24,000       65,000       3,974

Donald H. Picker, Ph.D.(7)         1996      125,000      23,325      250,000     129,050
Former Executive Vice
President and Chief
Operating Officer

Howard R. Soule, Ph.D.(8)          1996      140,000         -0-       15,000       2,591
Former Vice President              1995      127,500         -0-       40,000       2,406
Product Development                1994      121,500      12,000       35,000       2,365

____________________


(1) Includes amounts earned but deferred into the Company's 401(k) Compensation Deferral and Savings Plan ("401(k) Plan") at the election of the executive.

(2) The Company has not issued any restricted stock awards or stock appreciation rights ("SARs") to date. On January 16, 1995, the Stock Option and Compensation Committee of the Board of Directors approved an offer for all employees, including officers, to exchange outstanding options with exercise prices greater than $2.44 per share for an equivalent number of options issued under the 1991 Plan at the fair market value on January 16, 1995. The new options did not vest for six months from the date of grant (twelve months for executive officers), at which time the options became vested in the equivalent percentage as the canceled options at the time of cancellation. After the initial vesting of at least 25%, the remainder of the options vest 6.25% per quarter. The options remain exercisable for ten years from the new grant date. For each employee, the receipt of the replacement grant was subject to the employee's consent to the cancellation of the original grants.

(3) Includes amounts paid on behalf of executives for long-term disability insurance premiums and life insurance premiums. See also footnotes 4, 6 and 8.

(4) Mr. Woods was appointed as President and Chief Executive Officer of the Company on May 10, 1996. The amount set forth under Column (d), entitled "Bonus", represents the amount of interest which would have been payable under an interest-free loan from the Company to Mr. Woods. The amount set forth under Column (i), entitled "All Other Compensation", includes amounts paid on behalf of Mr. Woods for relocation expenses in the amount of $69,933 and $18,514 in relocation gross-up payments.

(5) On September 5, 1996, Dr. Vlasuk was appointed as Executive Vice President, Research and Development of the Company.

(6) Dr. Kabakoff resigned as President and Chief Executive Officer of the Company effective May, 1996 and as Chairman of the Board of Directors on February 20, 1997. The amount set forth under Column (i), entitled "All Other Compensation", includes consulting fees of $8,500 paid to Dr. Kabakoff in May 1996.

(7) Dr. Picker resigned as Executive Vice President and Chief Operating Officer of the Company effective July 8, 1996. The amount set forth under Column
    (d), entitled "Bonus", includes forgiveness of $20,000 of a secured loan made by the Company to Dr. Picker in connection with his relocation to San Diego, as well as discounted interest in the amount of $3,325 on said loan. The amount set forth under Column (i), entitled "All Other Compensation", includes a severance payment in the amount of $125,000 and payment of $2,990 in lieu of unemployment insurance compensation in accordance with the terms of Dr. Picker's separation agreement with the Company, as well as $1,060 for long-term disability insurance premiums and life insurance premiums.

(8) Dr. Soule resigned as a Vice President, Product Development, of the Company effective December 31, 1996.


                          STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its 1991 Plan. As of December 31, 1996, options to purchase a total of 1,525,029 shares had been granted and were outstanding under the 1991 Plan, stock awards had been made under the 1991 Plan totaling 5,400 and options to purchase 694,571 shares remained available for grant thereunder.

OPTION GRANTS IN LAST FISCAL YEAR

    The following tables set forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1996:

                                                                               Potential
                                                                          Realizable Value at
                                                                              Assumed Annual
                                                                           Rates of Stock Price
                                                                               Appreciation
                    Individual Grants                                     for Option Term (4), (5)
                   -----------------------                                --------------------------
  (a)                 (b)         (c)          (d)            (e)             (f)           (g)
                    Number       % of
                      of         Total
                    Shares      Options
                  Underlying   Granted to    Exercise
                   Options     Employees      or Base        Expira-
                   Granted     in Fiscal       Price          tion
  Name              (#)(1)       Year(2)    ($/Share)(3)      Date            5%             10%
  ----             ----------  ----------   -------------    ------           ---            ---
Mr. Woods           325,000      30.11%        $5.0625       05/09/06     $1,034,738     $2,622,204
                     50,000       4.63%        $4.1875       12/04/06       $131,675       $333,690

Dr. Ripka            15,000       1.38%        $4.3750       01/10/06       $ 41,271      $ 104,589

                                        14


                     10,000        .92%        $4.1875       12/04/06        $26,335        $66,738

Dr. Vlasuk           20,000       1.85%        $4.3750       01/10/06        $55,028       $139,452
                    100,000       9.26%        $4.1875       09/04/06       $263,350       $667,380

Mr. Crawford         15,000       1.38%        $4.3750       01/10/06       $ 41,271       $104,589
                     15,000       1.38%        $4.1875       12/04/06        $39,502       $100,107

Dr. Kabakoff(6)      50,000       4.63%        $4.3750       01/10/06       $137,571       $348,631

Dr. Picker(7)       250,000      23.16%        $4.3750       08/07/06        $54,688       $109,376

Dr. Soule(8)         15,000       1.38%        $4.3750       01/10/06         $3,281        $ 6,563
_________________


(1) Options generally vest over a four year period, 25% on the first anniversary of the grant date and 6.25% each quarter thereafter until fully vested, and have a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Upon certain corporate events resulting in a change in control, at the discretion of the Board of Directors, (i) the outstanding options will be assumed or replaced by substitute options granted by any surviving corporation, or (ii) the outstanding options will become exercisable for a minimum of 30 days prior to such event.

(2) Based on an aggregate of 1,079,350 shares subject to options granted to employees in fiscal 1996, including grants to Named Executive Officers.

(3) The exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Compensation and Stock Option Committee.

(4) The 5% and 10% assumed rates of appreciation are suggested by the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall market conditions and the timing of option exercises, if any.

(5) The potential realizable value is calculated based on the term of the option at its time of grant (10 years in all cases above). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders. For example, a stockholder who purchased one share of stock on January 10, 1996, at $4.1875, held the stock for 10 years and sold it on January 10, 2006 while the stock appreciated at 5% and 10% would have profits of $2.63 and $6.67, respectively, on his $4.1875 investment.

(6) Dr. Kabakoff resigned as President and Chief Executive Officer of the Company effective May, 1996 and as Chairman of the Board of Directors on February 20, 1997.

(7) Dr. Picker resigned as Executive Vice President and Chief Operating Officer of the Company effective July 8, 1996.

(8) Dr. Soule resigned as Vice President, Product Development of the Company effective December 31, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers, during the fiscal year ended December 31, 1996, and the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 1996:

 (a)                              (b)               (c)                    (d)                  (e)
                                                                                              Value of
                                                                        Number of            Unexercised
                                                                       Unexercised           In-the-Money
                                                                    Options at Fiscal     Options at Fiscal
                                                                      Year-End (#)(2)       Year-End ($)(3)


                             Shares Acquired        Value             Exercisable/          Exercisable/
  Name                       on Exercise (#)    Realized ($)(1)       Unexercisable         Unexercisable
  ----                       ---------------    ---------------       --------------        -------------
Mr. Woods                         -0-                -0-                 -0-/375,000            -0-/207,812

Dr. Ripka                         -0-                -0-               62,615/51,813        235,536/118,818

Dr. Vlasuk                        -0-                -0-              41,069/142,188        136,041/227,247

Mr. Crawford                      -0-                -0-               47,186/67,814        152,242/149,632

Dr. Kabakoff(4)                  30,000           $129,000           129,746/108,282        465,101/249,309

Dr. Picker(5)                     -0-                -0-                      -0/-0-                -0-/-0-

Dr. Soule(6)                      -0-                -0-                  78,994/-0-            271,422/-0-

____________________

(1) Value realized is calculated on the basis of the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) Includes options granted under the 1987 Stock Option Plan (the "1987 Plan"), the Second Stock Option Plan (the "1989 Plan") and the 1991 Plan. Options granted under the 1987 Plan and the 1989 Plan generally vest at the rate of 25% per year over four years and have a term of 10 years. In December 1991, the Board of Directors voted to terminate the 1987 Plan and the 1989 Plan, and no additional grants of options have been made under either of such plans since they were terminated. Options granted under the 1991 Plan generally have the vesting schedule reflected in Footnote 1 of "Stock Option Grants and Exercises".

(3) Amounts reflected are based on the fair market value of the Company's Common Stock at December 31, 1996 ($5.50) minus the exercise price of the options.

(4) Dr. Kabakoff resigned as President and Chief Executive Officer of the Company effective May, 1996 and as Chairman of the Board of Directors on February 20, 1997.

(5) Dr. Picker resigned as Executive Vice President and Chief Operating Officer of the Company effective July 8, 1996. By their terms, all options held by Dr. Picker expired without being exercised following his resignation.

(6) Dr. Soule resigned as Vice President, Product Development of the Company effective December 31, 1996. He exercised all of his options in January 1997.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    In May 1996, the Company entered into an employment agreement with Mr.
Woods which provided for an annual base salary of $300,000, and a grant of options to purchase 325,000 shares of common stock of the Company under the Company's Stock Option Plan. The options vest at 25% of the shares following twelve months of continuous service with the Company and thereafter, at the rate of 6.25% per quarter for each subsequent quarter of completed service. Under the agreement, if Mr. Woods' employment was terminated by the Company without cause within one year of his hire date (or, under specified conditions, including a change of control of the Company, Mr. Woods voluntarily terminates his employment), he would be entitled to continue to receive his then-current base salary and benefits for a period of one year, as well as stock option vesting acceleration in order for Mr. Woods to receive one-fourth of the shares granted following such termination. The agreement also provided that if such termination occurred after the first year of employment, Mr. Woods would receive his then-current base salary, as well as all benefits and stock option vesting for a period of one hundred eighty days from the date of such termination.

    In addition, under the employment agreement, the Company agreed to lend Mr. Woods the amount of $200,000 in connection with his relocation to San Diego County, California. The loan is evidenced by an interest-free promissory note (the "Note"), secured by his former residence in Maryland. The Note was originally due on the earlier of the sale of the Maryland property or December 7, 1996 and was extended on December 4, 1996 for a period of one year to allow Mr. Woods the further opportunity to sell the property, to be payable on the earlier of the sale of the residence or December 7, 1997. If Mr. Woods' employment with the Company is terminated for any reason, the outstanding balance of the Note shall become due and payable within 90 days of such termination.

    The Company entered into an employment agreement with Mr. Crawford in April 1989. which allowed, but did not require, changes in compensation from time to time. The agreement provided that in the event Mr. Crawford's employment is terminated by the Company without cause (or, under specified conditions, including a change of control of the Company, he voluntarily terminates his employment), Mr. Crawford would be entitled to continue to receive his then-current salary and benefits for a period of 180 days following termination.

    In March 1997, the Company entered into employment agreements with Mr.
Woods and Mr. Crawford which replaced their prior agreements, and new agreements with Dr. Vlasuk and Dr. Ripka. Under the agreements, the current salaries for Mr. Woods, Mr. Crawford, Dr. Ripka and Dr. Vlasuk are $315,000, $150,000, $175,000 and $200,000, respectively. The agreements allow, but do not require, changes in compensation from time to time. The agreements provide that in the event the employment of the officer is terminated without cause, or if the officer terminates his employment upon a change of control of the Company (or within six months thereafter) or in the event of a violation of the agreement by the Company, such officer is entitled to continue to receive a lump sum payment equal to his then-current annual base salary and benefits for a period of one year following termination and immediate vesting of all stock options held by the officer. Upon such officer's death or total disability, as defined in the agreement, the officer or his estate or personal representative shall be entitled to receive his then-current base salary and benefits for a period of three months.

    In March 1989, the Company entered into an employment agreement with Dr. Kabakoff. The agreement allowed, but did not require, changes in compensation from time to time. The agreement also provided that in the event Dr. Kabakoff's employment was terminated by the Company without cause (or, under specified conditions, including a change of control of the Company, he voluntarily terminated his employment), Dr. Kabakoff would be entitled to continue to receive his then-current salary and benefits for a period of 180 days following such termination.

    Dr. Kabakoff resigned as President and Chief Executive Officer of the Company in May 1996, and as Chairman of the Board of Directors on February 20, 1997, and received the sum of $8,500 for consulting services and services as interim President and Chief Executive Officer for the month of May 1996.

    In February 1996, the Company entered into an employment agreement with Dr. Picker which provided for an annual base salary of $250,000 and a grant to purchase 250,000 shares of Common Stock of the Company under the Company's Stock Option Plan. In the event Dr. Picker's employment is terminated by the Company without cause, he shall be entitled to continue to receive his then-current salary and benefits for a period of 180 days following termination. Dr. Picker's agreement also allowed a one-time housing loan. See "Certain Transactions."

    Dr. Picker resigned as Executive Vice President and Chief Operating Officer of the Company in July 1996, and is no longer employed with the Company. In accordance with the separation agreement entered into between Dr. Picker and the Company, Dr. Picker received the amount of $125,000, which was equal to six months of his base salary, payment in the amount of $2,990 in lieu of unemployment compensation, and health insurance benefits through December 31, 1996. Pursuant to the separation agreement, the Company forgave the remaining $60,000 of the principal balance outstanding on an unsecured note and agreed not to accelerate loan payments under a secured note due by Dr. Picker upon termination of his employment. See "Certain Transactions". The Company also agreed to allow Dr. Picker a three month grace period for payment of interest on the secured note, with any and all interest accrued during that period to be paid to the Company no later than April 1, 1997, or earlier if Dr. Picker obtained full-time employment. In exchange for the above-referenced consideration, Dr. Picker released the Company from any and all obligations which may have arisen directly or indirectly from Dr. Picker's employment with the Company and the termination thereof.

    Dr. Soule resigned as Vice President of Product Development of the Company effective December 31, 1996 (the "Separation Date"). In accordance with a separation agreement entered into between the Company and Dr. Soule dated January 28, 1997, Dr. Soule will continue to receive his current base salary for a period of six months from the Separation Date, along with health insurance benefits until the earlier of June 1, 1997, or the date on which he commences full-time employment with another company. The agreement also provided accelerated vesting of Dr. Soule's stock options such that as of December 31, 1996, the number of shares vested under the stock options would equal the number of shares that would have vested through June 30,1997. Under the agreement, all stock options terminated 30 days after the Separation Date if not exercised by Dr. Soule. In exchange for the consideration given under the agreement, Dr. Soule has agreed to serve as an outside consultant to the Company for the period of January 1, 1997 through June 30, 1997, or until he commences full-time employment with another company, whichever shall occur first. Dr. Soule also agreed to release the Company from any and all obligations which may have arisen directly or indirectly from Dr. Soule's employment with the Company and the termination thereof.

              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

             OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION (1)

    The Compensation and Stock Option Committee of the Board of Directors (the "Committee") consists of Ms. Vitullo (who was appointed to the Committee in April 1996) and Dr. Thompson (who was appointed to the Committee in February
1997). Mr. Heinrichs and Dr. Fried both resigned from the Committee in February 1997. None of the members are currently officers or employees of the Company. The Committee is responsible for setting and administering the Company's policies governing employee compensation and administering the Company's employee benefit plans, as well as reviewing and granting options to the executive officers and all eligible employees. The Committee evaluates the performance of management and determines compensation policies and levels. The full Board of Directors reviews the Committee's recommendations regarding the compensation of executive officers and has the ultimate responsibility regarding compensation decisions. The Board approved the Committee's recommendations in 1996.

COMPENSATION PROGRAM

    Annual compensation for the Company's executive officers consists of three elements: a cash salary, stock option grants and event-driven cash bonus awards. As in previous years, in making compensation determinations, the Committee reviewed past and present compensation information with respect to management at other biotechnology companies in similar geographic areas and at similar stages of growth and development, as well as a number of industry surveys regarding short- and long-term executive compensation. This includes certain companies which are components of either or both of the Nasdaq CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S.") or Nasdaq Pharmaceutical Index ("Nasdaq PH"), the market indices included in the performance graph included in this Proxy Statement. Based in part on this survey information, the Committee generally sets salaries in the median range for companies of comparable size in similar industries. The Committee also considers the individual performance and responsibilities of the executive officers. Currently, the executive officers are compensated at approximately the median for comparable companies reviewed by the Committee or are slightly above the median for those officers whose experience and responsibilities are above the average level described for the position surveyed.

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1,000,000 of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1,000,000 may be deducted if it is "performance-based compensation" within the meaning of the Code.

    The Committee has determined that stock awards granted under the Company's 1991 Incentive and Compensation Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation." As a result, the Company's stockholders approved an amendment to this plan in June 1996 which generally allows any compensation recognized by a Named Executive Officer as a result of the grant of such a stock award to be deductible by the Company.

    In making executive compensation decisions, the Committee believes that compensation of executives should be directly linked to overall Company performance and the long-term value created for its stockholders, as well as individual performance. To this end, the Company's compensation programs, including salary and incentives, seek to provide competitive

____________________

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "1933 Act") or the Exchange Act.

compensation that is reflective of Company and individual performance. The Company considers a number of factors, including the following, in determining the elements of compensation for its executive officers.

    - Compensation should be meaningfully related to the long-term value created for stockholders.
    - Compensation programs should support the short- and long-term strategic goals and objectives of the Company.
    - Compensation programs should reflect and promote the Company's values, and reward individuals based on their contributions to the Company's success.
    - In order to attract and retain well qualified executives, the Company's compensation decisions may take into account competitive pay levels.
    - While base compensation should be based on individual contribution, the actual amounts earned by executives in variable compensation programs, such as stock options, should be dictated by how the Company performs.

BASE SALARY. The Committee's policy is to review base salary for the Chief Executive Officer and each of the Company's executive officers in late fall each year for the following year. In September 1996 the Board of Directors promoted one executive whose annual review cycle was scheduled for year end 1996. Based on increased responsibilities as well as outstanding performance prior to the promotion, the executive received approximately a 27% increase. In December 1996, all executive base salaries were reviewed for the fiscal year 1997. Based on performance issues as outlined below, the executives received an average increase of 5.7%. The Committee reviewed executive salaries for other biotechnology companies at a comparable stage of development and financial condition. The Committee also reviewed a number of criteria, including performance of the Company and the individual executive, relative experience and responsibilities and competitive pay practices. Performance criteria for the company are related to the stage of the Company's development. Such criteria for the Company's current stage of development include growth and strengthening of existing collaborative agreements, achievement of product development milestones, progress in pre-clinical trials of new lead compounds, progress in clinical research and new drug discovery programs, successful completion of a private placement of stock and an offering of registered stock to one buyer, continued presentation of information to the scientific community, and recruitment and retention of key personnel. All executives except the Chief Executive Officer and one other officer, who resigned from the Company in December 1996, received increases ranging from 2.9% to 9.5%, which was comparable to the range of increases for all employees.

STOCK OPTION GRANTS. The Company uses its stock option program to further align the interests of stockholders and management by creating common incentives related to the possession by management of a substantial economic interest in the long-term appreciation of the Company's common stock. In September 1996, the Committee granted new options to one executive who was promoted. In December 1996, the Committee also granted options to executive officers based on performance and contributions during the previous years. Items considered by the Committee were each officer's position and responsibilities, the individual officer's performance and contributions for the period reviewed, the equity incentives paid to comparable officers at similar companies, the number of previously granted options, and the desire to provide greater incentives during 1997 to meet Company objectives.

ANNUAL BONUS. The Committee has discretionary authority to award bonuses to executive officers and to other key employees based on individual and Company performance. The Company has not established a specific annual bonus program with preset goals. The Committee reviewed Company achievements and individual performance during 1996. The types of achievements the Committee reviewed were attainment of major product research and development milestones, entry into collaborative relationships, obtaining corporate financing and meeting the

Company's budget. The Committee awarded a bonus to the Chief Financial Officer on the completion of the registration statement related to the private placement of equity securities which took place in February 1996.

COMPANY PERFORMANCE/CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Woods was named President and Chief Executive Officer in May 1996 at a salary reviewed by the Board of Directors and approved by the Committee. The Committee looked at a number of factors in determining the base salary and initial stock option grant, including past experience in the industry, level of responsibility and competitive pay practices. For the remainder of 1996, Mr. Woods led the Company in continued progress in its strategic planning, business development programs and ongoing collaborations. The Committee took note of his contributions and in December 1996, to recognize Mr. Woods' efforts and accomplishments in a challenging business environment, the Committee approved a 5% year-end 1996 salary increase, as well as a grant for options to purchase 50,000 shares of Common Stock.

In January 1996, the Committee recognized Dr. Kabakoff's efforts and accomplishments and approved a 20.3% year-end 1995 salary increase, as well as a grant for options to purchase 50,000 shares of common stock and a cash bonus contingent upon the completion of the private placement of equity securities which took place in February 1996. Dr. Kabakoff resigned as the President and Chief Executive Officer of the Company in May 1996. During the period of January 1996 through May 1996, Dr. Kabakoff contributed to ongoing collaborations, strategic planning and the preclinical development of drug candidates, as well as continuing his responsibilities in the business development area and financial activities of the Company

                                  Theodor H. Heinrichs          John H. Fried
                                  Leigh Thompson                Nicole Vitullo


                            PERFORMANCE MEASURE COMPARISON

    The following graph compares total stockholder returns of the Company since its initial offering of common stock to the public on January 30, 1992, to two indices: The Nasdaq US and the Nasdaq PH. The total return for each of the Company's stock, the Nasdaq US and the Nasdaq PH assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. The Nasdaq US tracks the aggregate price performance of equity securities of companies traded on The Nasdaq Stock Market. The Nasdaq PH tracks the aggregate price performance of equity securities of pharmaceutical companies listed under SIC code 283 ("Drugs") and traded on The Nasdaq Stock Market. The Company's Common Stock is traded on The Nasdaq Stock Market and is a component of both the Nasdaq US and the Nasdaq PH.(1)



               Comparison of Partial Year 1992 and Full Years 1993-1996

                       Total Cumulative Return on Investment(2)


Date               NASDAQ US     NASDAQ PHAR    Corvas
------------------------------------------------------------
    Jan-92              100.000      100.000        100.000
    Mar-92               97.439       82.956         69.792
    Jun-92               90.779       69.586         50.000
    Sep-92               94.510       65.528         42.708
    Dec-92              109.951       79.740         65.625
    Mar-93              112.014       57.400         41.667
    Jun-93              114.165       60.491         45.833
    Sep-93              123.788       65.580         34.375
    Dec-93              126.218       71.074         37.500
    Mar-94              120.909       57.969         31.250
    Jun-94              115.258       50.599         26.042
    Sep-94              124.801       57.002         20.833
    Dec-94              123.379       53.505         17.708
    Mar-95              134.445       57.763         15.625
    Jun-95              153.784       67.158         20.833
    Sep-95              172.294       83.652         37.500
    Dec-95              174.344       97.730         46.875
    Mar-96              182.944      101.847         45.833
    Jun-96              197.138       98.963         40.625
    Sep-96              203.837      101.194         38.542
    Dec-96              213.663       97.976         46.875



____________________
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "1933 Act") or the Exchange Act.

(2) Assumes $100 invested on January 30, 1992 in the Company's Common Stock, the Nasdaq US and the Nasdaq PH.

                                 CERTAIN TRANSACTIONS

    In December 1994, the Company entered into a strategic alliance agreement with Schering Corporation and Schering-Plough Ltd. ("Schering-Plough") to collaborate on the discovery and commercialization of oral drugs for the prevention and treatment of chronic cardiovascular disorders. The initial collaboration covered development of inhibitors of thrombin, a key blood-clotting enzyme. In addition, Schering-Plough acquired an exclusive option, which was exercised in December 1996, to expand the program to include inhibitors of a second significant blood coagulation enzyme, Factor Xa.

    Under the terms of the agreement, Schering-Plough compensated the Company for the costs of research and preclinical development of thrombin inhibitors over a two year period which ended December 31, 1996, and has committed to compensate the Company for the costs of research and preclinical development of Factor Xa inhibitors over two years. Schering-Plough, which is responsible for certain preclinical development and all clinical trials and regulatory activities, received exclusive worldwide manufacturing and marketing rights for resulting thrombin inhibitors, and exclusive worldwide marketing rights for any resulting Factor Xa inhibitors. The Company retained certain manufacturing rights to the Factor Xa inhibitors. The Company has received a milestone payment and may also receive additional milestone payments and royalties on sales of therapeutics resulting from its alliance with Schering-Plough. However, there can be no assurance that products will be successfully developed and commercialized under this alliance.

    In connection with this alliance, Schering-Plough paid certain fees and purchased 1,000,000 shares of preferred stock of the Company in 1994 resulting in net proceeds of $4,864,000. Revenue of $4,000,000 was recognized under this agreement in 1996. To date, Corvas has received a total of $24,000,000 from Schering-Plough under the alliance. Schering-Plough purchased an additional 250,000 shares of preferred stock of the Company in December 1996 when it exercised its option for Factor Xa, which resulted in net proceeds of $2,000,000. Schering-Plough beneficially owns approximately 8.3% of the outstanding securities of the Company on an as-converted basis.

    In February 1996, the Company loaned $300,000 to Dr. Picker, the Executive Vice President and Chief Operating Officer of the Company, in connection with his employment with the Company. The loans were evidenced by two promissory notes, one in the amount of $180,000 secured by his primary residence in San Diego County, California, at an interest rate of 6% per annum (the "Secured Note"), and one in the amount of $120,000, unsecured and bearing no interest (the "Unsecured Note"). A payment in the amount of $160,000 of the outstanding principal balance of the Secured Note has been received, and the Company has forgiven the remaining $20,000 outstanding principal balance. The sum of $60,000 of the outstanding principal balance of the Unsecured Note was repaid in March 1996. Dr. Picker resigned from the Company in July 1996, and on February 21, 1997, pursuant to the terms of Dr. Picker's separation agreement, the Company forgave the remaining $60,000 of the principal balance of the Unsecured Note.

    On June 7, 1996, as a recruiting incentive, the Company loaned Mr. Woods $200,000 at no interest in connection with his relocation to San Diego
County, California. The loan was secured by his former residence in Maryland. The loan was originally due on the earlier of the sale of the Maryland property or December 7, 1996. The loan was extended on December 4, 1996, to allow Mr. Woods the further opportunity to sell the residence, and the note is now due on the earlier of the sale of the Maryland property or December 7, 1997. As further incentive to Mr. Woods, the Company agreed to pay the mortgage on the Maryland property until the property was sold. The mortgage payments are partially offset by monthly rental payments. If Mr. Woods' employment with the Company is terminated for any reason, the outstanding principal balance of the loan shall become due and payable within 90 days of such termination.

                                    OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                            By Order of the Board of Directors,




April 15, 1997                              JOHN E. CRAWFORD
                                            Executive Vice President,
                                            Chief Financial Officer
                                            and Corporate Secretary

                              CORVAS INTERNATIONAL, INC.
                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Randall E. Woods and John E. Crawford, or either of them, each with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of Corvas International, Inc. (the "Company") to be held on May 15, 1997 at 2:00 p.m., local time, at the Sheraton Grande Torrey Pines located at 10950 Torrey Pines Road, La Jolla, California, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

    THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR ALL NOMINEES FOR ELECTION LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED AND IN FAVOR OF PROPOSAL 2.

                            (TO BE SIGNED ON REVERSE SIDE)

A/X/ Please mark your
    votes as in this
    example.
                                       Nominees: John H. Fried, Ph.D.
                FOR    WITHHELD                  Michael Sorell, M.D.
1.  Election of / /      / /                     Nicole Vitullo
    Directors

For, except vote withheld from the following nominee(s)

                                                   FOR    AGAINST   ABSTAIN
2.  Ratification of KPMG Peat Marwick as           / /      / /       / /
    the Company's independent public accoun-tants for fiscal year 1997.